Press Release
                              FOR IMMEDIATE RELEASE



Contact:   Howard H. Nolan                                     [GRAPHIC OMITTED]
           Senior Executive Vice President
           Chief Financial Officer and Corporate Secretary
           (631) 537-1001, ext. 7255


             BRIDGE BANCORP, INC. NAMES RUDOLPH SANTORO NEW DIRECTOR

(Bridgehampton, NY - June 24, 2009) Bridge Bancorp, Inc. (the "Company") (NASDAQ(R):BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced that its Board of Directors has appointed Rudolph J. Santoro, CPA, to serve as a Director of Bridge Bancorp, Inc. and its banking subsidiary, The Bridgehampton National Bank. Mr. Santoro will assume duties at the regularly scheduled meeting of the Board of Directors in July.

"The  addition of an individual  with Mr.  Santoro's  breadth of experience  and
specialized   knowledge  is  exciting  and  certainly  strengthens  our  Board,"
commented Marcia Z. Hefter, the Company's chairperson.

Mr. Santoro is a retired Partner of Deloitte LLP ("Deloitte"), which provides audit, consulting, financial advisory, risk management, and tax services. He spent over 38 years at Deloitte, where he served as a National Industry Director of the Publishing and Media Industry and was in charge of the firm's Long Island
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Office. As a Senior Technical Partner for the Tri-State Region,  Mr. Santoro was
also designated an SEC Specialist, frequently serving as a firm expert on current accounting and SEC matters. Mr. Santoro holds a B.S. in Accounting from Long Island University.

Mr. Santoro is a past Chairman of the Publishing Committee for the New York State Society of CPA's, and a member of the American Institute of Certified Public Accountants. As an active member of the community, he serves as Vice President and Board Member of Strategic Planning for both the Northeast Region and Suffolk County Council of the Boy Scouts of America, and as a Trustee of Big Brothers/Big Sisters of New York City. Mr. Santoro, a father of five, resides in Huntington with his wife, Eileen.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank with assets of approximately $800 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward further into Suffolk County, operates 15 retail branch locations, including our newest branch in Shirley, New York. Through this network and electronic delivery channels, we provide deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.